 EXHIBIT 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

SECOND QUARTER 2013 FINANCIAL RESULTS

Woodland Hills, CA, August 13, 2013 – Unico American Corporation. (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and six months ended June 30, 2013. For the three months ended June 30, 2013, revenues were $7.8 million and net income was $0.3 million ($0.05 diluted income per share) compared with revenues of $8.3 million and net income of $0.2 million ($0.03 diluted income per share) for the three months ended June 30, 2012. For the six months ended June 30, 2013, revenues were $15.7 million and net income was $0.3 million ($0.05 diluted income per share) compared with revenues of $16.6 million and net income of $0.7 million ($0.12 diluted income per share) for the six months ended June 30, 2012.

As of June 30, 2013, the Company had cash and investments (at amortized cost) of $118.6 million.  $23.9 million, or 20% of these investments were fixed maturity investments, and 67% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $70.6 million as of June 30, 2013, or $13.21 per common share including unrealized gains, net of tax, of $0.02 million, compared to stockholders’ equity of $70.4 million as of December 31, 2012, or $13.18 per common share including unrealized gains, net of tax, of $0.1 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “appears,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	June 30	December 31
	2013	2012
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: June 30, 2013 $23,894; December 31, 2012 $33,444)	$23,932	$33,628
Short-term investments, at fair value	94,620	86,256
Total Investments	118,552	119,884
Cash	88	161
Accrued investment income	113	156
Receivables, net	5,972	5,745
Reinsurance recoverable:
Paid losses and loss adjustment expenses	14	305
Unpaid losses and loss adjustment expenses	5,075	6,584
Deferred policy acquisition costs	3,818	3,785
Property and equipment, net	1,175	857
Deferred income taxes	1,764	1,894
Other assets	875	637
Total Assets	$137,446	$140,008

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Unpaid losses and loss adjustment expenses	$47,678	$49,785
Unearned premiums	16,207	16,030
Advance premium and premium deposits	577	756
Accrued expenses and other liabilities	2,414	3,041
Total Liabilities	$66,876	$69,612

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,341,147 at June 30, 2013, and 5,341,147 at December 31, 2012	$3,697	$3,686
Accumulated other comprehensive income	25	121
Retained earnings	66,848	66,589
Total Stockholders’ Equity	$70,570	$70,396

Total Liabilities and Stockholders' Equity	$137,446	$140,008

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
REVENUES
Insurance company revenues
Net premium earned	$6,758	$6,781	$13,447	$13,496
Investment income	111	474	232	1,056
Other income	46	184	281	296
Total Insurance Company Revenues	6,915	7,439	13,960	14,848

Other revenues from insurance operations
Gross commissions and fees	829	809	1,712	1,715
Investment income	1	1	1	1
Finance charges and fees earned	17	16	37	32
Other income	1	2	3	6
Total Revenues	7,763	8,267	15,713	16,602

EXPENSES
Losses and loss adjustment expenses	3,891	4,326	8,447	8,048
Policy acquisition costs	1,544	1,707	2,978	3,468
Salaries and employee benefits	1,286	1,305	2,550	2,665
Commissions to agents/brokers	62	57	123	117
Other operating expenses	594	673	1,173	1,332
Total Expenses	7,377	8,068	15,271	15,630

Income Before Taxes	386	199	442	972
Income tax expense	136	42	184	315
Net Income	$250	$157	$258	$657

PER SHARE DATA:
Basic
Earnings Per Share	$0.05	$0.03	$0.05	$0.12
Weighted Average Shares	5,341	5,344	5,341	5,343
Diluted
Earnings Per Share	$0.05	$0.03	$0.05	$0.12
Weighted Average Shares	5,345	5,360	5,345	5,361

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($ in thousands)

	For the Six Months Ended
	June 30
	2013	2012
Cash flows from operating activities:
Net Income	$258	$657
Adjustments to reconcile net income to net cash from operations
Depreciation and amortization	107	40
Bond amortization, net	4	54
Non-cash stock based compensation	12	12
Changes in assets and liabilities
Net receivables and accrued investment income	(185)	(651)
Reinsurance recoverable	1,800	(652)
Deferred policy acquisitions costs	(32)	132
Other assets	(86)	(779)
Unpaid losses and loss adjustment expenses	(2,107)	(1,896)
Unearned premium	177	735
Advance premium and premium deposits	(179)	207
Accrued expenses and other liabilities	(626)	(232)
Income taxes current/deferred	28	(191)
Net Cash Used by Operating Activities	(829)	(2,564)

Cash flows from investing activities:
Purchase of fixed maturity investments	(2,050)	(350)
Proceeds from maturity of fixed maturity investments	11,595	22,340
Net increase in short-term investments	(8,364)	(18,104)
Additions to property and equipment	(425)	(371)
Net Cash Provided by Investing Activities	756	3,515

Cash flows from financing activities:
Proceeds from exercise of stock options	—	1
Repurchase and adjustment of common stock	—	(54)
Dividends paid to stockholders	—	(1,068)
Net Cash Used by Financing Activities	—	(1,121)

Net decrease increase in cash	(73)	(170)
Cash at beginning of period	161	467
Cash at End of Period	$88	$297

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	—	—
Income taxes	$159	$509